1838 INVESTMENT ADVISORS FUNDS
                          1838 INVESTMENT ADVISORS, LP
                  MBIA MUNICIPAL INVESTORS SERVICES CORPORATION

                            ADMINISTRATION AGREEMENT

                  THIS ADMINISTRATION AGREEMENT is made as of the 1st day of November, 2004, by and among 1838 Investment Advisors Funds, a Delaware business trust (the "Trust"), 1838 Investment Advisors, LP ("1838 Advisors"), a Delaware limited partnership, and MBIA Municipal Investors Services Corporation ("MBIA-MISC"), a Delaware corporation.

                  WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company and offers for public sale distinct series of shares of beneficial interest ("Series"), par value $0.001 per share, each corresponding to a distinct portfolio;

                  WHEREAS, each share of a Series represents an undivided interest in the assets, subject to the liabilities, allocated to that Series and each Series has a separate investment objective and policies;

                  WHEREAS, at the present time, the Trust has established two
Series: 1838 International Equity Fund and 1838 Fixed Income Fund;

                  WHEREAS, 1838 Advisors is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and acts as the investment adviser and manager of the Trust and its Series;

                  WHEREAS, the Trust and 1838 Advisors desire to employ MBIA-MISC to provide certain administrative services;

                  WHEREAS, MBIA-MISC is willing to furnish such services to the Trust with respect to each Series listed on Schedule A to this Agreement (each a "Portfolio," and together the "Portfolios") on the terms and conditions hereinafter set forth;

                  WHEREAS, to the extent that the fee payable by each Portfolio to MBIA-MISC under this Agreement exceeds the expense limitations set forth in the current prospectus for each Portfolio, 1838 Advisors is willing to pay the fee set forth under Schedule A of this Agreement.

                  NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the Trust, 1838 Advisors and MBIA-MISC agree as follows:

1. APPOINTMENT. The Trust hereby appoints and employs MBIA-MISC as agent to perform those services described in this Agreement for the Trust, such appointment to take effect at the close of business on the date first written above. MBIA-MISC shall act under such appointment and perform the obligations thereof upon the terms and conditions hereinafter set forth and in accordance with the principles of principal and agent enunciated by the common law.

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                  2. DOCUMENTS. The Trust has furnished MBIA-MISC with copies properly certified or authenticated of each of the following:

               a. The Trust's Declaration of Trust filed with the Secretary of the State of Delaware on December 9, 1994 and all amendments thereto and restatements thereof;

               b. The Trust's By-laws and all amendments thereto and restatements thereof (such By-laws, as presently in effect and as they shall from time to time be amended or restated, are herein called "By-laws");

               c. Resolutions of the Trust's Board of Trustees authorizing the appointment of MBIA-MISC to provide certain administrative services to the Trust and approving this Agreement;

               d.   The Trust's Notification of Registration filed pursuant to
                    Section 8(a) of the 1940 Act as filed with the Securities and Exchange Commission ("SEC") on December 13, 1994;

               e. The Trust's most recent Registration Statement on Form N-1A under the Securities Act of 1933 (the "1933 Act") (File No. 33-87298) and under the Investment Company Act (File No. 811-8902) as filed with the SEC relating to shares of beneficial interest in the Trust, and all amendments thereto;

               f. The Trust's most current Prospectuses and Statements of Additional Information relating to the Portfolio(s); and

               g. If required, a copy of either (i) a filed notice of eligibility to claim the exclusion from the definition of "commodity pool operator" contained in Section 2(a)(1)(A) of the Commodity Exchange Act ("CEA") that is provided in Rule
                    4.5 under the CEA, together with all supplements as are required by the Commodity Futures Trading Commission ("CFTC"); (ii) a letter which has been granted to the Trust by the CFTC which states that the Trust will not be treated as a "pool" as defined in Section 4.10(d) of the CFTC's General Regulations; or (iii) a letter which has been granted to the Trust by the CFTC which states that the CFTC will not take any enforcement action if the Trust does not register as a "commodity pool operator."

                  The Trust will furnish MBIA-MISC from time to time with copies, properly certified or authenticated, of all additions, amendments or supplements to the foregoing, if any.

                  3. PORTFOLIO ADMINISTRATION. Subject to the direction and control of the Board of Trustees of the Trust and to the extent not otherwise the responsibility of, or provided by, the Trust or other supply agents of the Trust, MBIA-MISC shall provide the following administrative services:

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               a.   Supply:

                    (1) office facilities (which may be in MBIA-MISC's or its affiliates' own offices);

                    (2)  non-investment related statistical and research data;

                    (3)  executive and administrative services;

                    (4)  stationery and office supplies at the Trust's expense;

                    (5) corporate secretarial services, such as the preparation and distribution of materials at the Trust's expense for meetings of the Board of Trustees or shareholders; and

                    (6)  Trustees' and Officers' questionnaires.

               b. Prepare and file, if necessary, reports to shareholders of the Trust and reports with the SEC, state securities commissions and Blue Sky authorities including preliminary and definitive proxy materials, post-effective amendments to the Trust's registration statement, Rule 24f-2 Notices, Form N-SAR and N-CSR filings; Form N-PX filings and prospectus supplements;

               c. Monitor the Trust's compliance with the investment restrictions and limitations imposed by the 1940 Act, and state Blue Sky laws and applicable regulations thereunder, the fundamental and non-fundamental investment policies and limitations set forth in the Prospectus and SAI, and the investment restrictions and limitations necessary for each Portfolio of the Trust to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code") or any successor statute;

               d. Monitor sales of the Trust's shares and ensure that such shares are properly registered as required by the SEC and applicable state authorities;

               e. Prepare and distribute to appropriate parties notices announcing the declaration of dividends and other distributions to shareholders;

               f. Prepare financial statements and footnotes and other financial information with such frequency and in such format as required to be included in reports to shareholders and the SEC;

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               g.   Review sales literature and file such with regulatory
                    authorities, as necessary;

               h. Provide information regarding material developments in state securities regulation; and

               i. Provide personnel to serve as officers of the Trust if so elected by the Board of Trustees.

                  4. EXPENSES OF THE TRUST. The Trust agrees that it will pay all its expenses other than those expressly stated to be payable by MBIA-MISC hereunder. The Trust agrees that it will reimburse MBIA-MISC for MBIA-MISC's out-of-pocket expenses incurred in connection with the provision of administrative services under this Agreement.

                  5. RECORDKEEPING AND OTHER INFORMATION. MBIA-MISC shall create and maintain all necessary records in accordance with all applicable laws, rules and regulations, including, but not limited to, records required by Section 31(a) of the 1940 Act and the rules thereunder, as the same may be amended from time to time, pertaining to the various functions (described above) performed by it and not otherwise created and maintained by another party pursuant to contract with the Trust. All records shall be the property of the Trust at all times and shall be available for inspection and use by the Trust. Where applicable, such records shall be maintained by MBIA-MISC for the periods and in the places required by Rule 31a-2 under the 1940 Act.

                  6. AUDIT, INSPECTION AND VISITATION. MBIA-MISC shall make available during regular business hours all records and other data created and maintained pursuant to the foregoing provisions of this Agreement for reasonable audit and inspection by the Trust, any person retained by the Trust or any regulatory agency having authority over the Trust.

                  7. APPOINTMENT OF AGENTS. MBIA-MISC may at any time or times in its discretion appoint (and may at any time remove) other parties as its agent to carry out such of the provisions of this Agreement as MBIA-MISC may from time to time direct; provided, however, that the appointment of any such agent shall not relieve MBIA-MISC of any of its responsibilities or liabilities hereunder.

                  8. RIGHT TO RECEIVE ADVICE.

                    a. ADVICE OF TRUST. If MBIA-MISC shall be in doubt as to any action to be taken or omitted by it, it may request, and shall receive, from the Trust directions or advice, including oral or written instructions where appropriate.

                    b. ADVICE OF COUNSEL. If MBIA-MISC shall be in doubt as to any question of law involved in any action to be taken or omitted by MBIA-MISC, it may request advice at 1838 Advisor's and/or the Trust's expense from counsel of its own choosing (who may be the regularly retained counsel for the Trust or MBIA-MISC or the in-house counsel for MBIA-MISC, at the option of MBIA).

                    c. CONFLICTING ADVICE. In case of conflict between directions, advice or oral or written instructions

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                         received by MBIA-MISC pursuant to subsection a of this
                         Section and advice received by MBIA-MISC pursuant to subsection b of this Section, MBIA-MISC shall be entitled to rely on and follow the advice received pursuant to the latter provision alone.

                    d. PROTECTION OF MBIA-MISC. MBIA-MISC shall be protected in any action or inaction which it takes in reliance on any directions, advice or oral or written Instructions received pursuant to subsections a or b of this Section which MBIA-MISC, after receipt of any such directions, advice or oral or written Instructions, in good faith believes to be consistent with such directions, advice or oral or written Instructions, as the case may be. Nothing in this subsection shall excuse MBIA-MISC when an action or omission on the part of MBIA-MISC constitutes willful misfeasance, bad faith, negligence or reckless disregard by MBIA-MISC of its duties under this Agreement.

                  9. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS. Except as otherwise provided herein, the Trust assumes full responsibility for ensuring that the Trust complies with all applicable requirements of the Securities Act of 1933 (the "1933 Act"), the Securities Exchange Act of 1934 (the "1934 Act"), the 1940 Act, the CEA and any laws, rules and regulations of governmental authorities having jurisdiction.

                  10. COMPENSATION. For the performance of its obligations under this Agreement, the Trust and/or 1838 Advisors shall pay MBIA-MISC an administrative fee with respect to each Portfolio in accordance with the fee arrangements described in Schedule A attached hereto, as such schedule may be amended from time to time.

                  11. LIABILITY OF MBIA-MISC OR AFFILIATES. MBIA-MISC and its affiliates shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except to the extent of a loss resulting from willful misfeasance, bad faith, negligence or reckless disregard of their obligations and duties under this Agreement. Any person, even though also an officer, director, employee or agent of MBIA-MISC or any of its affiliates who may be or become an officer or director of the Trust, shall be deemed, when rendering services to the Trust as such officer or acting on any business of the Trust in such capacity (other than services or business in connection with MBIA-MISC's duties under this Agreement), to be rendering such services to or acting solely for the Trust and not as an officer, director, employee or agent or one under the control or direction of MBIA-MISC or any of its affiliates, even though paid by one of those entities. MBIA-MISC shall not be liable or responsible for any acts or omissions of any predecessor administrator or any other persons having responsibility for matters to which this Agreement relates nor shall MBIA-MISC be responsible for reviewing any such act or omissions. MBIA-MISC shall, however, be liable for its own acts and omissions subsequent to assuming responsibility under this Agreement as herein provided.

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                  12. INDEMNIFICATION.

                    a. The Trust agrees to indemnify and hold harmless MBIA-MISC, its directors, officers, employees, agents and representatives from all taxes, charges, expenses, assessments, claims and liabilities including, without limitation, liabilities arising under the 1933 Act, the 1934 Act and the 1940 Act, and any applicable state and foreign laws, and amendments thereto (the "Securities Laws"), and expenses, including without limitation reasonable: attorneys' fees and disbursements arising directly or indirectly from any action or omission to act which MBIA-MISC takes (i) at the request of or on the direction of or in reliance on the advice of the Trust or (ii) upon oral or written instructions. Neither MBIA-MISC nor any of its nominees shall be indemnified against any liability (or any expenses incident to such liability) arising out of MBIA-MISC's or its directors', officers', employees', agents' and representatives' own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

                    b. MBIA-MISC agrees to indemnify and hold harmless the Trust from all taxes, charges, expenses, assessments, claims and liabilities arising from MBIA-MISC obligations pursuant to this Agreement (including, without limitation, liabilities arising under the Securities Laws, and any state and foreign securities and blue sky laws, and amendments thereto) and expenses, including (without limitation) reasonable attorneys' fees and disbursements arising directly or indirectly out of MBIA-MISC's or its directors', officers', employees', agents' and representatives' own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

                    c. In order that the indemnification provisions contained in this Section 12 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

                  13. RESPONSIBILITY OF MBIA-MISC. MBIA-MISC shall be under no duty to take any action on behalf of the Trust except as specifically set herein or as may be specifically agreed to by MBIA-MISC in writing. In the performance of its duties hereunder, MBIA-MISC shall be obligated to exercise care and

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diligence and to act in good faith and to use its best efforts within reasonable limits in performing services provided for under this Agreement. MBIA-MISC shall be responsible for its own negligent failure to perform its duties under this Agreement, but to the extent that duties, obligations and responsibilities are not expressly set forth in this Agreement, MBIA-MISC shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or negligence on the part of MBIA-MISC or reckless disregard by MBIA-MISC of such duties, obligations and responsibilities. Without limiting the generality of the foregoing or of any other provision of this Agreement, MBIA-MISC in connection with its duties under this Agreement shall not be under any duty or obligation to inquire into and shall not be liable for or in respect of (i) the validity or invalidity or authority or lack thereof of any oral or written instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which MBIA-MISC reasonably believes to be genuine; or (ii) delays or errors or loss of data occurring by reason of circumstances beyond
MBIA-MISC's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply, under which circumstances shall take maximum actions to minimize loss of data therefore.

                  14. DURATION, TERMINATION, ETC. This Agreement shall become effective as of the date first written above, and unless terminated as provided, shall continue in force until October 31, 2005. Thereafter, the Agreement will continue from year-to-year unless otherwise terminated pursuant to the terms of this Agreement. This Agreement may at any time be terminated on sixty (60) days' written notice given to MBIA-MISC or by MBIA-MISC by six (6) months' written notice given to the Trust; provided, however, that the foregoing provisions of this Agreement may be terminated immediately at any time for cause either by the Trust or by MBIA-MISC in the event that such cause shall have remained unremedied for sixty (60) days or more after receipt of written specification of such cause. Any such termination shall not affect the rights and obligations of the parties under Section 13 hereof.

                  Upon the termination of this Agreement, the Trust shall pay to MBIA-MISC such compensation as may be payable for the period prior to the effective date of such termination, including reimbursement for any out-of-pocket expenses reasonably incurred by MBIA-MISC to such date. In the event that the Trust designates a successor to any of MBIA-MISC's obligations hereunder, MBIA-MISC shall, at the expense and direction of the Trust, transfer to such successor all relevant books, records and other data established or maintained by MBIA-MISC under the foregoing provisions.

                  15. INSURANCE. Upon request MBIA-MISC shall provide the Trust with details regarding its insurance coverage, and MBIA-MISC shall notify the Trust should any of its insurance coverage be materially changed. Such notification shall include the date of change and the reason or reasons therefore. MBIA-MISC shall notify the Trust of any material claims against it, whether or not they may be covered by insurance and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by MBIA-MISC under its insurance coverage.

                  16. AMENDMENTS. The provisions of this Agreement may not be changed, waived, discharged or terminated orally, but only by written instrument that shall make specific reference to this Agreement and that shall be signed by

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the party against which enforcement of such change, waiver, discharge or termination is sought.

                  MBIA-MISC and the Trust shall regularly consult with each other regarding MBIA-MISC's performance of its obligations and its compensation under the foregoing provisions. In connection therewith, the Trust shall submit to MBIA-MISC at a reasonable time in advance of filing with the SEC copies of any amended or supplemented registration statement of the Trust (including exhibits) under the 1933 Act, and the 1940 Act, and, a reasonable time in advance of their proposed use, copies of any amended or supplemented forms relating to any plan, program or service offered by the Trust. Any change in such materials that would require any change in MBIA-MISC's obligations under the foregoing provisions shall be subject to the burdened party's approval, which shall not be unreasonably withheld. In the event that a change in such documents or in the procedures contained therein increases the cost to MBIA-MISC of performing its obligations hereunder by more than an insubstantial amount, MBIA-MISC shall be entitled to receive reasonable compensation therefor.

                  17. NOTICE. Any notice under this Agreement shall be given in writing addressed and delivered or mailed, postage prepaid, to the other party to this Agreement at its principal place of business.

                  18. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

                  19. FURTHER ACTIONS. Each Party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

                  20. GOVERNING LAW. To the extent that state law has not been preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Delaware.

                  21. SHAREHOLDER LIABILITY. MBIA-MISC acknowledges that it has received notice of and accepts the limitations of liability set forth in the Trust's Declaration of Trust. MBIA-MISC agrees that the Trust's obligations hereunder shall be limited to the Trust, and that MBIA-MISC shall have recourse solely against the assets of the Portfolio with respect to which the Trust's obligations hereunder relate and shall have no recourse against the assets of any other Portfolio or against any shareholder, Trustee, officer, employee, or agent of the Trust.

                  22. MISCELLANEOUS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in three counterparts, each of which taken together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

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                                1838 INVESTMENT ADVISORS FUNDS

                                By: /s/ W. Thacher Brown
                                ------------------------------
                                   W. Thacher Brown, President


                                1838 INVESTMENT ADVISORS, LP

                                By: 1838 Investment Advisors, LLC
                                    its General Partner

                                By: /s/ Timothy J. Carver
                                ------------------------------
                                   Timothy J. Carver
                                   Manager

                                MBIA MUNICIPAL INVESTORS SERVICES CORPORATION


                                By: /s/  Richard J. Walz
                                ------------------------------
                                   Richard J. Walz
                                   Vice President


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                            ADMINISTRATION AGREEMENT

                                   SCHEDULE A

                         1838 INVESTMENT ADVISORS FUNDS

                       PORTFOLIO LISTING AND FEE SCHEDULE


                  For the services MBIA-MISC provides under the foregoing Administration Services Agreement, 1838 Investment Advisors Funds (the "Trust") on behalf of and with respect to the Portfolios listed below, and 1838 Investment Advisors, LP ("1838 Advisors") agree to pay MBIA-MISC an administration fee subject to a minimum fee of $60,000 per annum for each year calculated on each Portfolio's total net assets according to the Fee Schedule below:

                           Listing of Portfolios:
                           ---------------------

                           1838 International Equity Fund
                           1838 Fixed Income Fund

                           Fee Schedule:
                           ------------

                           0.06% of each Portfolio's total net assets

                  This administration fee shall be payable monthly as soon as practicable after the last day of each month based on the average of the daily net assets of the total Trust, as determined at the close of business on each day throughout the month.

                  Out-of-pocket expenses shall be reimbursed by the Trust and/or 1838 Advisors to MBIA-MISC or paid directly by the Trust and/or 1838 Advisors.





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